Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Independence Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-160935, 333-78177, 333-80197, 333-84625, 333-33140, and 333-32962) of American Independence Corp. of our report dated March 15, 2013, with respect to the consolidated balance sheets of American Independence Corp. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, , comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, which report appears in the December 31, 2012 annual report on Form 10-K of American Independence Corp.

/s/ KPMG LLP

New York, New York
March 15, 2013